ADVANCED EMISSIONS SOLUTIONS ANNOUNCES APPOINTMENT OF NEW OFFICER

HIGHLANDS RANCH, Colorado -- March 6, 2017 -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today announced the appointment of its General Counsel.
Ted Sanders, the Company’s current Corporate Counsel, has been appointed to the position of General Counsel, a role established by the Company’s Board of Directors, effective February 28, 2017. Mr. Sanders, 39, has served on ADES’ legal team since 2012, most recently as Corporate Counsel. During this time, he has been responsible for providing counsel on a wide range of corporate legal matters and aiding in the development of the company’s intellectual property portfolio from 14 to 40 domestic and international patents.
Mr. Sampson stated: “I’d like to congratulate Ted on his new leadership role. We continue to have the right team in place to execute against our strategic priorities, and I am looking forward to working with him as he takes on broader responsibilities.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com